Exhibit 99

FOR IMMEDIATE RELEASE DATE: AUGUST 14, 2003	CONTACT: BOB READY OR RON STOWELL (513) 793-3200

LSI INDUSTRIES INC. REPORTS OPERATING RESULTS
FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED JUNE 30, 2003
AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Cincinnati, August 14, 2003 – LSI Industries Inc. (Nasdaq:LYTS) today reported operating results for the fourth quarter and year ended June 30, 2003.

Financial Highlights

(In thousands, except per share data; unaudited)

	Three Months Ended June 30				Year Ended June 30
	2003	2002	% Change		2003	2002	% Change
Net Sales	$55,585	$57,257	(2	.9)%	$213,133	$259,261	(17	.8)%
Operating Income	$3,410	$5,134	(33	.6)%	$11,397	$23,380	(51	.3)%
Income Before Cumulative
Effect of Accounting Change	$2,423	$3,328	(27	.2)%	$7,793	$14,186	(45	.1)%
Earnings Per Share Before
Cumulative Effect of
Accounting Change (diluted)	$0.15	$0.21	(28	.6)%	$0.49	$0.88	(44	.3)%
Net Income (Loss)	$2,423	$3,328	(27	.2)%	$(10,748)	$14,186	(175	.8)%
Earnings (Loss) Per Share
(diluted)	$0.15	$0.21	(28	.6)%	$(0.67)	$0.8	(176	.1)%

	6/30/03	6/30/02
Working Capital	$59,633	$55,793
Total Assets	$168,276	$189,842
Shareholders' Equity	$124,905	$139,349

Fiscal Year 2003 Results

        Net sales in fiscal 2003 were $213.1 million, an 18% decrease from last year’s net sales of $259.3 million. Fiscal 2003 income of $7.8 million or $0.49 per share (before the cumulative effect of a non-cash accounting change related to goodwill impairment) decreased 45% from the $14.2 million ($0.88 per share) reported last year. After consideration of the cumulative effect of the accounting change related to the write down of goodwill pursuant to the Company’s implementation of Statement of Financial Accounting Standards No. 142, the fiscal 2003 net loss was $10.7 million or $(0.67) per share as compared to fiscal 2002 net income of $14.2 million or $0.88 per share. Commercial / Industrial Segment net sales decreased 5% to $90.3 million, and Image Segment net sales decreased 25% to $122.8 million. Net sales to the petroleum / convenience store market, the Company’s major market that is included in the Image Segment, represented 29% and 34% of total net sales in fiscal years 2003 and 2002, respectively. Earnings per share for all periods represent diluted earnings per share.

Fourth Quarter 2003 Results

        Net sales in the fourth quarter of fiscal 2003 were $55.6 million, a 3% decrease from last year’s fourth quarter net sales of $57.3 million. Net income of $2.4 million ($0.15 per share) decreased 27% from the $3.3 million ($0.21 per share) reported last year. Commercial / Industrial Lighting Segment net sales increased 14% to $26.2 million, and Image Segment net sales decreased 14% to $29.4 million. Net sales to the petroleum / convenience store market represented 25% and 28% of total net sales in the fourth quarters of fiscal years 2003 and 2002, respectively.

Balance Sheet

        At June 30, 2003, current assets were $83.5 million as compared to current liabilities of $23.9 million, thereby indicating working capital of $59.6 million and a strong current ratio of 3.50 to 1.0. Long-term debt obligations of $14.0 million compared to shareholders’ equity of $124.9 million. The Company currently has borrowing capacity of $41 million under its $50 million commercial bank facility. With continued strong cash flow, a sound and conservatively capitalized balance sheet, and a $50 million credit facility, LSI Industries’ financial condition is sound and capable of supporting the Company’s planned growth, including future acquisition activity.

Transitional Goodwill Impairment Test

        The Company completed the transitional goodwill impairment test required by Statement of Financial Accounting Standards No. 142 (SFAS #142), “Goodwill and Other Intangible Assets” in the fourth quarter of fiscal 2003. Based upon this analysis the recorded net goodwill of three reporting units was significantly impaired. Accordingly, a non-operating and non-cash charge of $18.5 million, booked net of income tax as a change in accounting methods, was recorded as of the date of adoption of SFAS No.142, July 1, 2002. Investors should note that results from operations, cash flows, and income and earnings per share before the cumulative effect of the accounting change as previously reported in all prior periods are unchanged. First quarter fiscal 2003 net income and earnings per share have been revised to reflect the cumulative effect of the accounting change.

Company Comments

        Bob Ready, President and Chief Executive Officer, stated, “We are pleased with fourth quarter operating results which were somewhat above analysts estimates. Fiscal 2003 was a year that presented a series of business and operating challenges primarily related to the depressed domestic economy, including the effects of the war in Iraq. During the last several quarters, manufacturers, including those in the lighting industry, have experienced slowdowns or declines in sales as well as serious pricing pressures and highly competitive conditions. Although year over year operating results were negatively affected, LSI was successful in implementing cost reduction programs, developing and bringing to market new products, and upgrading the manufacturers rep organizations selling our lighting products. The Company’s operations produced strong cash flows resulting in a reduction of funded debt and a continued strong balance sheet and financial condition.”

        Mr. Ready went on to say, “On the subject of the balance sheet and the related non-cash charge for goodwill impairment, it is appropriate to point out that these acquired businesses have been critically important to the success of LSI’s growth and operating strategies and our ability to compete effectively in today’s marketplace. There is a tremendous benefit and synergistic effect in having the breadth and depth of products and services we can offer our customers that goes well beyond the specific theoretical valuation of a single business entity. My strong conviction is that all of our acquisitions have been an integral and important part to building the LSI of today. A very recent positive example of this was the award of a substantial contract by one of the country’s leading and fastest growing retailers for a significant portion of their new store lighting requirements over the next two calendar years. Without our integrated capabilities, provided through our acquired businesses, we would not have been in a position to secure this business.”

        Looking forward, Mr. Ready commented “We are convinced that our fundamental strategy of combining lighting and graphics to produce image gives us important competitive advantages and leverages our position with customers. As we enter fiscal 2004, I believe we are better prepared than ever to execute our plans and serve our broadening customer base. Future results will continue to be influenced by participation in our customers’ visual image conversion programs, as well as by opportunities and growth in the commercial/industrial lighting markets. Business opportunities are present in our markets and we are focusing our financial strength, sales force, creative talents, as well as manufacturing and engineering capabilities to obtain as much business as possible.”

LSI Graphic Solutions Plus

        As reported previously, LSI’s newest operating unit is LSI Graphic Solutions Plus, which is comprised of Grady McCauley, LSI Retail Graphics, and LSI Integrated Graphics. Headed by David McCauley as President, the new unit is now providing LSI’s customers with a coordinated and highly focused approach to their graphic needs. In addition, this internal consolidation presents opportunities for further cost reductions and efficiencies. LSI Graphic Solutions Plus has production facilities strategically located in Ohio, Rhode Island and Texas with state-of-the-art equipment and technology to produce customized, high quality, cost effective products. The “Plus” refers to other products and services available from LSI, that is, lighting products for interior and exterior applications, and program management with a depth of engineering expertise across the county. The early response to this new initiative has been very positive. Mr. McCauley stated “The whole team of graphics employees is very supportive of the strategy and direction of LSI Graphic Solutions Plus. Our combined graphics manufacturing facilities and business is already more efficiently answering our customers’ demands for faster, better and more cost-effective products.”

Cash Dividend Action

        The Board of Directors declared a regular cash dividend of $0.06 per share, payable September 9, 2003 to shareholders of record as of September 2, 2003. This quarterly dividend currently represents an indicated annual rate of $0.24 per share. Given the Company’s cash flow, strong financial condition and belief that the current depressed operating results do not represent a long-term trend, the Board of Directors believes the current regular cash dividend rate should be maintained notwithstanding the stated dividend policy which calls for a lower payout ratio.

        The management and Board of Directors of the Company continue to believe the Company’s policy of paying regular cash dividends is an important element in increasing shareholder value. The Company is presently in the process of reviewing its cash dividend policy and studying the merits of increasing the target payout ratio. The declaration and amount of dividends will be determined by the Board of Directors, in its discretion, based upon its evaluation of earnings, cash flow, capital requirements and future business developments and opportunities, including acquisitions.

Acquisitions

        Carefully selected acquisitions have long been an important part of LSI’s strategic growth plans. We continue to seek out, screen and evaluate potential acquisitions that could add to our lighting or graphics product lines or enhance our position in selected markets. Although no definitive discussions or negotiations are presently underway, the Company’s balance sheet and cash flow provide the financial platform for growth through acquisitions.

   “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

        This release contains forward-looking statements regarding the earnings and projected business, among other things. These are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties that could cause actual results to differ materially from those expected. These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, reliance on key customers, financial difficulties experienced by customers, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unexpected difficulties in integrating acquired businesses, and the ability to retain key employees of acquired businesses.

About the Company

        LSI Industries, headquartered in Cincinnati, is an integrated design, manufacturing, and imaging company supplying its own high-quality lighting fixtures and graphic elements for both exterior and interior applications primarily in North America. The Company’s major markets are the petroleum / convenience store market, the multi-site retail market (including restaurants, automobile dealerships, and national retail accounts), and the commercial / industrial lighting market. LSI employs approximately 1,500 people in sixteen facilities located in Ohio, California, Georgia, New York, Kansas, Kentucky, Oregon, Rhode Island, South Carolina, Tennessee, Texas and Washington. The Company’s common shares are traded on the Nasdaq National Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note: Today’s news release, along with past releases from LSI Industries, are available on the Company’s internet site at www.lsi-industries.com or by fax, by calling the Investor Relations Department at (513) 793-3200.

LSI INDUSTRIES INC.

Condensed Income Statements
(in thousands, except per
share data; unaudited)

	Three Months Ended June 30		Year Ended June 30
	2003	2002	2003	2002
Net sales	$55,585	$57,257	$213,133	$259,261
Cost of products sold	41,042	41,559	157,935	186,842

Gross profit	14,543	15,698	55,198	72,419
Selling and administrative expenses	11,133	10,564	43,801	49,039

Operating income	3,410	5,134	11,397	23,380
Other (income) expense, net	(155)	74	150	520

Income before income taxes	3,565	5,060	11,247	22,860
Income tax expense	1,142	1,732	3,454	8,674

Income before cumulative effect
of accounting change	2,423	3,328	7,793	14,186

Cumulative effect of accounting
change, net of tax	--	--	18,541	--

Net income (loss)	$2,423	$3,328	$(10,748)	$14,186

Earnings (loss) per common share
Basic
Earnings per share before
effect of accounting change	$.15	$.21	$.49	$.90

Earnings (loss) per share	$.15	$.21	$(.68)	$.90

Earnings (loss) per common share
Diluted
Earnings per share before
effect of accounting change	$.15	$.21	$.49	$.88

Earnings (loss) per share	$.15	$.21	$(.67)	$.88

Condensed Balance Sheets
(in thousands, unaudited)

	June 30, 2003	June 30, 2002
Current Assets	$83,505	$86,176
Property, Plant and Equipment, net	55,009	54,825
Other Assets	29,762	48,841

	$168,276	$189,842

Current Liabilities	$23,872	$30,383
Other Long-Term Liabilities	19,499	20,110
Shareholders' Equity	124,905	139,349

	$168,276	$189,842